Exhibit 99

Contacts:

Pelican Financial, Inc. — Howard Nathan - P:734  662-9733

Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

Pelican Financial, Inc.
Names Bank President	For Immediate Release

ANN ARBOR, Mich., NAPLES, Fla., June 23, 2003 — Pelican Financial, Inc. (AMEX:PFI) has named Michael N. Clemens to the position of President of its Florida subsidiary Pelican National Bank. Charles C. Huffman, Chairman, made the announcement.

Pelican Financial Inc. is a diversified financial-services corporation whose principal subsidiaries are Pelican National Bank and Washtenaw Mortgage Company.

Mr. Clemens brings more than three decades of banking and business experience and expertise to the new post. He most recently served as Regulatory and Compliance Liaison at First National Bank of Shelby, Ohio. Prior to that position, he was President and CEO of Citizens National Bank of Norwalk, Ohio, and earlier held the same titles at Commerce  Exchange Bank of Beachwood, Ohio. Preceding those posts, he held senior-management positions at Prescott, Ball & Turban, Inc. where he headed its Washington, D.C. offices and Prescott Merchant Bank, a bank subsidiary.  He has also served in senior-management positions with AmeriTrust Corporation where his involvement included overseeing corporate planning, trust operations and international operations.  He started his career in banking in 1967 as a credit and loan officer with Bank of California, N.A. in San Francisco.

Mr. Huffman said, “Mike Clemens is the ideal fit with Pelican Financial and Pelican National Bank. He is a consummate banker with exceptionally strong leadership skills. His grounding in commercial and retail lending, bank operations, trust services and international banking will help us to accelerate PNB’s profitable growth. “

Mr. Huffman noted that Mr. Clemens replaces Michael D. Surgen who is leaving Pelican National Bank to devote fulltime effort to his own business, Versatile Financial Inc.

Pelican Financial, Inc. is the holding company for Washtenaw Mortgage Company, headquartered in Ann Arbor, Michigan, and Pelican National Bank of Naples, Florida. Founded in 1981, Washtenaw Mortgage Company is a leading wholesale mortgage company, operating in 41 states. Pelican National Bank, founded in 1997, is a full service community bank with branches in Naples, Fort Myers, and San Carlos, Florida.

Safe Harbor Provision. This news release contains forward-looking statements, pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those, described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available free via EDGAR. The Company assumes no obligation to update forward-looking statements.

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